Derek J. Mullan, Q.C.	R. Stuart Wells	M. Douglas Howard
W.W. Lyall D. Knott, Q.C.	William A. Ruskin, 1	Patrick A. Williams
Alexander Petrenko	Bernard Pinsky, 4	Roy A. Nieuwenburg
William C. Helgason	William D. Holder	Nigel P. Kent, 1
Douglas W. Lahay	David W. Kington	Diane M. Bell
Anne L.B. Kober	R. Brock Johnston	Neil P. Melliship
Kenneth K.C. Ing, 13, 14	Darren T. Donnelly	Mark S. Weintraub
Kevin J. MacDonald	Don C. Sihota	R. Barry Fraser
James A. Speakman	Ethan P. Minsky, 6, 7, 9	Brock H. Smith
Nicole M. Byres	Peter Kenward	D. Lawrence Munn, 8
John C. Fiddick	R. Glen Boswall	Virgil Z. Hlus, 5
Stewart L. Muglich, 8	Samantha Ip	Jonathan L.S. Hodes, 1, 5
Mark J. Longo, 2	Aaron B. Singer	L.K. Larry Yen, 10
Amy A. Mortimore	Jane Glanville	Brent C. Clark
Conrad Y. Nest, 10	Richard T. Weiland	Allyson L. Baker, 2
Warren G. Brazier, 4	Veronica P. Franco	Krista Prockiw
Jeffrey F. Vicq, 3	C. Michelle Tribe	James T. Bryce
Jonathan C. Lotz, 8	Cam McTavish	Valerie S. Dixon
Satinder K. Sidhu	Steven M. Donley, 12	Tasha L. Coulter
Kari Richardson	Vikram Dhir, 1	Adam M. Dlin
Rina J. Jaswal	Sarah W. Jones	Anna D. Sekunova
Jun Ho Song, 4, 8, 11	Michal Jaworski	Jenny M. Kirkpatrick
Parveen B. Esmail	Shauna K.H. Towriss	Kyle M. Wilson
Jennifer R. Loeb	Heather M. Hettiarachchi	Eric T. Pau
Pratibha Sharma	Angela M. Blake	Seva Batkin
David A. Hunter	Victor S. Dudas	Craig V. Rollins
Rong (Lauren) Liang

August 9, 2010 BY EMAIL Online Disruptive Technologies, Inc. 3120 S. Durango Dr. Suite 305 Las Vegas, Nevada 89117	Of Counsel: James M. Halley Q.C.

Associate Counsel: Michael J. Roman

Certain lawyers have been admitted to practice in one or more of the following jurisdictions as indicated beside each name:

	Canada 1 Alberta 2 Ontario 3 Saskatchewan	United States 4 California 5 Colorado 6 District of Columbia 7 Florida 8 New York 9 Virginia 10 Washington 11 Nevada	International 12 Australia 13 Hong Kong 14 United Kingdom

Attention: Benjamin Cherniak, President

Dear Sirs:

Re:	Online Disruptive Technologies, Inc. - Registration Statement on
Form S-1

     We have acted as special counsel to Online Disruptive Technologies, Inc. (the “Company”), a Nevada corporation, in connection with the preparation of a registration statement on Form S-1 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission (the “Commission”) for the registration of up to 8,000,100 shares of the Company’s common stock consisting of: up to 6,000,000 shares for sale by the Company (the “Registered Shares”) and 2,000,100 shares of the Company’s common stock (the “Resale Shares”) for sale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”), as further described in the Registration Statement.

     In connection with this opinion, we have reviewed:

(a)	the Articles of Incorporation of the Company;

(b)	the bylaws of the Company;

(c)

Resolutions adopted by the board of directors of the Company pertaining to the Registered Share dated August 4, 2010 and pertaining to the Resale Shares dated November 16, 2009, December 2, 2009, and January 7, 2010;

(d)	the Registration Statement and the exhibits thereto;

HSBC Building 800 – 885 West Georgia Street Vancouver BC V6C 3H1 Canada Tel.: 604.687.5700 Fax: 604.687.6314 www.cwilson.com
Some lawyers at Clark Wilson LLP practice through law corporations.

(e)	the Prospectus (the “Prospectus”) constituting a part of the Registration Statement; and

(f)	such other corporate documents, records, papers and certificates as we have deemed necessary for the purposes of the opinions expressed herein.

     We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified. As to all questions of fact material to this opinion which have not been independently established, we have relied upon the statements or certificates of officers or representatives of the Company.

     Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

(i)	the Registered Shares have been duly authorized and when issued, sold and paid for as contemplated in the Prospectus, the Registered Shares will be validly issued, fully paid and non-assessable; and

(ii)	the Resale Shares to be sold by the Selling Stockholders are duly authorized and are validly issued, fully paid and non-assessable.

     This opinion letter is opining upon and is limited to the current federal laws of the United States and the laws of the State of Nevada, including the statutory provisions, all applicable provisions of the Nevada constitution, and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”) and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Yours truly,

/s/ Clark Wilson LLP

cc: United States Securities and Exchange Commission